Exhibit 99.1

ISG Broadband, Inc.

Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Sirenza Microdevices, Inc.

We have audited the accompanying balance sheet of ISG Broadband, Inc. as of March 31, 2004, and the related statements of operations, shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ISG Broadband, Inc. at March 31, 2004, and the results of its operations and its cash flows for the year ended March 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Denver, Colorado

January 10, 2005

ISG Broadband, Inc.

Balance Sheet

(In thousands, except share data)

March 31, 2004
Assets

Current assets:
Cash	$1,250
Accounts receivable, net	900
Receivable from related party	285
Inventories	156
Deferred tax assets	248
Other current assets	46

Total current assets	2,885

Property and equipment, net	171
Other assets	52
Deferred tax assets, non-current	156

Total assets	$3,264

Liabilities and Shareholders’ equity

Current liabilities:
Accounts payable	$791
Accrued payroll and related benefits	398
Restructuring	141
Other accrued liabilities	54

Total current liabilities	1,384

Shareholders’ equity:
Preferred stock, no par value: Authorized shares - 15,000,000 at March 31, 2004
Series A convertible preferred stock:
Authorized shares - 12,000,000 at March 31, 2004
Issued and outstanding shares - 10,000,000 at March 31, 2004	3,757
Undesignated preferred stock:
Authorized shares - 3,000,000 at March 31, 2004
Issued and outstanding shares - none at March 31, 2004	—
Common stock, no par value:
Authorized shares - 30,000,000 at March 31, 2004
Issued and outstanding shares - 10,000 at March 31, 2004	6
Accumulated deficit	(1,883)

Total shareholders’ equity	1,880

Total liabilities and shareholders’ equity	$3,264

See Accompanying Notes.

ISG Broadband, Inc.

Statement of Operations

(In thousands)

Year Ended March 31, 2004
Net Revenues	$9,402

Cost of revenues:
Cost of product revenues	6,208
Gain on reimbursement for destroyed inventory	(561)

Total cost of revenues	5,647
Gross Profit	3,755

Operating expenses:
Research and development	1,551
Selling and marketing	919
General and administrative	1,023

Total operating expenses	3,493

Income from operations	262

Interest and other income, net	3
Interest expense	—

Income before income taxes	265

Provision for income taxes	109

Net income	$156

See Accompanying Notes.

ISG Broadband, Inc.

Statement of Shareholders’ Equity

(In thousands, except share data)

	Preferred Stock		Common Stock		Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Deficit	Equity
Balance at March 31, 2003 (Unaudited)	10,000,000	$3,757	10,000	$6	$(2,039)	$1,724
Net income and comprehensive net income					156	156

Balance at March 31, 2004	10,000,000	$3,757	10,000	$6	$(1,883)	$1,880

See Accompanying Notes.

ISG Broadband, Inc.

Statement of Cash Flows

(In thousands)

Year Ended March 31, 2004
Operating Activities
Net Income	$156
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	151
Loss on disposal of equipment	23
Deferred tax assets	445
Recovery of sales discounts previously accrued	(511)
Gain on reimbursement for destroyed inventory	(561)
Changes in operating assets and liabilities:
Accounts receivable	(331)
Accounts receivable from related party	(285)
Inventories	1,653
Accounts payable	468
Accrued payroll and related benefits	(413)
Accounts payable to related party	(236)
Accrued restructuring	(131)
Other accrued liabilities	(215)

Net cash provided by operating activities	213

Investing Activities
Purchases of property and equipment	(11)

Net cash used in investing activities	(11)

Increase in cash	202

Cash at March 31, 2003 (unaudited)	1,048

Cash at March 31, 2004	$1,250

Supplemental disclosures of cash flow information:
Cash paid for interest	$—
Cash paid to CEL for income tax	$109

Supplemental disclosure of non-cash investing activities
Net book value of property and equipment disposed of	$71

See Accompanying Notes.

Notes to Financial Statements

1. The Company

Until December 16, 2004 ISG Broadband Inc. (the “Company”), was a majority-owned subsidiary of California Eastern Laboratories (“CEL”) and was incorporated in California on October 7th, 1999. The Company offers radio frequency (“RF”) gateway module and IC products to enable the delivery of broadband communication services to the home. The Company utilizes third party contract manufacturers to build its products.

CEL acted exclusively as the North American sales, marketing, and product development organization for telecommunication semiconductors and components manufactured by NEC Compound Semiconductor Devices, Ltd. In 1999, the Company was formed as a separate division of CEL. It was subsequently incorporated as a California corporation.

On December 16, 2004, the Company was sold to Sirenza Microdevices, Inc., a Delaware corporation (“Sirenza”) pursuant to the terms of an Agreement and Plan of Reorganization, by and among Sirenza, Comet Acquisition Corporation, a California corporation and wholly owned subsidiary of Sirenza, the Company, CEL, U.S. Bank, N.A. as escrow agent, and CEL as securityholder agent (the “Merger Agreement”).

The aggregate consideration payable by Sirenza to the former shareholders of the Company at closing consisted of $6,169,335 in cash. An additional $700,000 in cash was deposited into an escrow fund established to satisfy any indemnification claims from Sirenza that may arise prior to December 31, 2006. In addition to the consideration paid at closing, additional cash consideration of up to $7,150,000 may become due and payable for the achievement of margin contribution objectives attributable to sales of selected products for periods through December 31, 2007. Ten percent (10%) of any additional cash consideration earned during the period that the escrow fund remains in effect will be deposited into the escrow fund.

In connection with the acquisition of the Company by Sirenza, the preferred shareholders of the Company converted 10,000,000 shares of issued and outstanding preferred stock into 10,000,000 shares of common stock of the Company prior to the closing. See Note 6 for more details.

2. Summary of Significant Accounting Policies

Fiscal Year

The Company’s fiscal year begins on April 1 and ends on March 31. References in the financial statements to the Company’s fiscal year refer to this period.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

Notes to Financial Statements (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosure of contingent assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions and such differences could be material.

Revenue Recognition

Revenue from product sales is generally recognized at the time the product is shipped, title has transferred, and no obligations remain. In circumstances where a customer delays acceptance of product, the Company defers recognition of the revenue until acceptance. The Company has not had customers delay acceptance of its products.

In fiscal 2003, the Company had accrued for volume related sales discounts based on negotiations with its largest original equipment manufacturing customer. The majority of the discount accrued in 2003 was paid in that year; however, as sales decreased substantially in late fiscal 2003 and into fiscal 2004, the Company and this original equipment manufacturing customer agreed that no additional discounts were required to be paid. As a result, the Company relieved its remaining accrual for the discount and recorded an increase to sales of approximately $511,000 in fiscal 2004.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense was $43,000 for the year ended March 31, 2004.

Shipping and Handling

Costs related to the shipping and handling of the Company’s products are included in cost of sales for the period presented.

Research and Development Costs

Research and development costs are expensed as incurred.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Accounts receivable are primarily derived from revenue earned from customers located in the United States, Canada, Mexico and Asia. Sales to foreign customers are denominated in U.S. dollars, minimizing currency risk to the Company. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers.

Notes to Financial Statements (continued)

The Company maintains an allowance for doubtful accounts ($3,000 as of March 31, 2004) based on the expected collectibility of accounts receivable. Historically, such losses have been within the Company’s expectations. At March 31, 2004, one customer located in the Philippines accounted for approximately 72% of accounts receivable.

Supplier and Customer Concentrations

A limited number of customers historically have accounted for a substantial portion of the Company’s revenues. For the year ended March 31, 2004, sales to one customer located in the Philippines represented approximately 64% of the Company’s net revenues. Sales to another customer located in Mexico represented approximately 16% of the Company’s net revenues in fiscal 2004. No other customers represented greater than 10% of net revenues for the year ended March 31, 2004.

The Company has relied upon a limited number of suppliers of materials for product inventory and substantially all of its manufacturing is performed by a contract manufacturer in the Philippines.

Inventories

Inventories are stated at the lower of cost or market. Cost is computed on a currently adjusted standard basis (which approximates actual costs on a first-in, first out basis). Market value is based upon estimated average selling prices reduced by estimated selling costs (net realizable value).

The valuation of inventories at the lower of cost or market requires the use of estimates regarding the amounts of current inventories that will be sold. These estimates are dependent on the Company’s assessment of current and expected orders from its customers, including consideration that orders are subject to cancellation with limited advance notice prior to shipment. Because the Company’s markets are volatile, and are subject to technological risks and price changes there is a risk that the Company will forecast incorrectly and produce excess inventories of particular products. As a result, actual demand will differ from forecasts, and such a difference may have a material adverse effect on actual results of operations.

The components of inventories, net of reserves are as follows (in thousands):

March 31, 2004
Inventories:
Raw materials	$121
Finished goods	35

Total	$156

The company consigns raw material components to its contract manufacturers, which it purchases primarily from CEL, and to a lesser extent, from other suppliers.

Notes to Financial Statements (continued)

In May of 2003, a factory fire at the Company’s primary contract manufacturer destroyed the Company’s entire consigned inventory at that location. The contract manufacturer reimbursed the Company in fiscal 2004 for the cost of this inventory, which approximated $1.2 million. A portion of that inventory had been previously deemed excess by the Company and had been written-down by $561,000. A gain of $561,000 was recognized by the Company in fiscal 2004 and recorded in cost of revenues. The impact of the fire and loss of inventory did not have a significant or material impact on the Company’s ongoing business operations.

Property and Equipment

Property and equipment are carried at cost and are depreciated using the straight-line method over their estimated useful lives of two to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the useful lives of the assets or the term of the lease. Repair and maintenance costs are expensed as incurred.

Property and equipment are as follows (in thousands):

March 31, 2004
Machinery and equipment	$612
Leasehold Improvements	118
Computer equipment and software	126
Furniture and fixtures	73

Total	929
Less: accumulated depreciation and amortization	758

Property and equipment	$171

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 prescribes the use of the liability method. Deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and the tax basis of assets and liabilities and are measured using the enacted statutory tax rates in effect at the balance sheet date. The Company records a valuation allowance to reduce its deferred tax assets when uncertainty regarding their realization exists. The Company’s operating results are included in the consolidated federal income tax return of the Company’s parent, CEL, as of March 31, 2004. The Company provides for federal taxes in its financial statements as if it filed a separate return. The Company has not recorded a valuation allowance against its net deferred tax assets as it believes these deferred tax assets will more likely than not be realized as part of the CEL federal consolidated group for tax purposes. Current benefit has been taken for tax losses that will be surrendered to the consolidated CEL group. Please refer to Note 7 and Note 9 for more information pertaining to the Company’s income taxes.

Notes to Financial Statements (continued)

Stock-Based Compensation

The Company has elected to account for its employee stock option plan in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB Opinion No. 25), as amended by Financial Accounting Standards Board (FASB) Interpretation No. 44 (FIN 44), “Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25,” and to adopt the disclosure-only provisions as required under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). Under APB Opinion No. 25, as amended by FIN 44, when the exercise price of the stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income (loss) and net income (loss) per share is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to March 31, 1995, under the fair-value method of FAS 123. There were no stock option grants in 2004. In prior years, the fair value of options was estimated at the date of grant using the minimum-value method.

The following table illustrates the effect on net income if the Company had applied the elective fair value recognition provisions to stock-based employee compensation under SFAS 123, as amended by Statement of Financial Accounting Standards No. 148 “Accounting for Stock Based Compensation, Transition and Disclosures” (SFAS 148) (in thousands).

Year Ended March 31, 2004
Net income - as reported	$156
Deduct: stock-based employee compensation expense determined under the fair value method for all awards, net of related tax effects	(168)

Pro forma net loss	$(12)

Comprehensive Income

The Company’s comprehensive net income was the same as its net income for the year ended March 31, 2004.

Recent Accounting Pronouncements

The following recent accounting pronouncements did not have a material impact on the Company’s financial condition and results of operations for fiscal 2004:

•	FASB Interpretation No. 151, “Inventory Costs—An Amendment of ARB No. 43, Chapter 4”;

Notes to Financial Statements (continued)

•	FASB Interpretation No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”);

SFAS 123R requires share based payments be recorded at fair value beginning July 1, 2005.

3. Bank Financing Arrangements

In February 2004, the Company entered into a revolving credit agreement with a bank, as a co-Borrower along with CEL. CEL was also the Agent in the agreement through which all loans were to be solely requested. The credit agreement, as it relates to the Company, provides for: working capital advances up to $10,000,000 through February 23, 2006, a portion of which could be used by the Company per an agreement with the Agent.

At March 31, 2004, no amounts were outstanding under the working capital line of credit and all amounts were available for borrowing under the working capital line, subject to Agent approval. The interest rate on the working capital line is prime plus 2.0% (6.00% as of March 31, 2004).

As collateral for the line of credit, the Company granted to the bank a security interest of first priority in all of the Company’s accounts receivable and inventory. The terms of the line-of-credit agreement require the Company and CEL to meet certain financial covenants, including certain minimum tangible net worth levels. As of March 31, 2004 the Company and CEL were in compliance with all financial covenants.

The revolving credit agreement between the Company and the bank was subsequently terminated as a result of the acquisition of the Company by Sirenza in December of 2004.

4. Commitments

The Company leases its facility, located in Milpitas, California, under a noncancelable operating lease with an expiration date of May, 14, 2005. Total rent expense under this operating lease was $400,000 for the year ended March 31, 2004.

Future minimum lease payments under this leasing agreement as of March 31, 2004 are as follows (in thousands):

2005	$613
2006	77

Total minimum lease payments	$690

Notes to Financial Statements (continued)

5. Restructuring

During the year ended March 31, 2003, management approved and initiated plans to restructure its operations to eliminate excess facility requirements given the economic conditions at that time. As a result, in fiscal 2003, the Company incurred a restructuring charge of $283,000 (unaudited) related to noncancelable lease costs. The Company estimated the fair value of the cost of excess facilities based on the remaining contractual lease payments, reduced by estimated sublease rentals at the cease-use date, or March 15, 2003. These costs were accounted for under Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS 146).

The following table summarizes the activity related to the Company’s accrued restructuring balance during the year ended March 31, 2004 (in thousands):

	Accrued Restructuring Balance at April 1, 2003	Cash Payments	Non-cash Charges	Accrued Restructuring Balance at March 31, 2004
Noncancelable lease commitments	$272	$138	$(7)	$141

	$272	$138	$(7)	$141

The following table summarizes the Company’s restructuring costs and activities from inception through March 31, 2004 (in thousands):

	Amount Charged to Restructuring	Cash Payments	Non-cash Charges	Accrued Restructuring Balance at March 31, 2004
Noncancelable lease commitments	$283	$150	$(8)	$141

	$283	$150	$(8)	$141

Notes to Financial Statements (continued)

6. Shareholders’ Equity

Series A Convertible Preferred Stock (“Series A Stock”)

Conversion

Each share of the Series A stock is convertible, at the option of the holder, at any time into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $3.22 by the then applicable Conversion Price for the Series A stock. The Conversion Price is subject to adjustment for dilution.

Each share of Series A stock is automatically convertible into shares of Common Stock at the then applicable Conversion Price, subject to adjustment for dilution, in the event of the closing of a public offering of at least $15,000,000 in aggregate net proceeds at a minimum price of $7.50 per common share.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series A stock are entitled to receive, prior and in preference to any distribution to the holders of Common Stock, $3.22 per share (adjusted for any stock dividend, stock split, recapitalization, consolidation or the like of the Series A stock) for each share of Series A stock then held plus an amount equal to all declared but unpaid dividends. If upon the occurrence of such an event, the assets and funds distributed are insufficient to enable the holders of Series A stock to recover the full aforesaid preference amount, then the assets and funds available for distribution will distributed ratably to the holders of Series A stock. Any assets and funds remaining after payment in full to the holders of Series A stock, if any, shall be distributed on a pro rata basis to the holders of Common Stock and Series A stock, after consideration of the Common Stock the holders of Series A stock have the right to acquire upon the conversion of the Series A stock then held by them.

Redemption

The Series A stock does not have any redemption provisions.

Voting

The holder of each share of the Series A stock is entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A stock could be converted and has voting rights and powers equal to the voting rights and powers of the Common Stock holders, voting together with the Common Stock holders as a single class.

Dividends

Holders of Series A stock are entitled to receive, when and as declared by the Board of Directors, noncumulative dividends at a rate of $0.1932 per share per annum, payable out of funds legally available therefore and prior to any dividends declared and paid on the Common Stock. The right to such dividend on Series A stock, is non-cumulative and therefore, no right shall accrue to holders of the Series A stock. No dividends were declared or paid in fiscal year 2004 on Series A stock or Common Stock.

Notes to Financial Statements (continued)

Stock Option Plan

Under the Company’s 2000 Stock Option Plan (“the 2000 Plan”), the Company may grant options to purchase up to 3,000,000 shares of common stock of the Company at not less than 100% of the fair value on the date of grant. The Board of Directors of the Company determined the fair value of stock options on the date of grant. Options generally vest ratably over a five-year period commencing with the grant date and expire no later than ten years from the date of grant. At March 31, 2004, 2,990,000 shares of common stock were reserved for issuance under the 2000 Plan.

Sirenza did not assume any outstanding stock options in connection with its acquisition of the Company.

A summary of activity under the 2000 Plan is as follows:

		Outstanding Options
	Shares Available	Number of Shares	Weighted- Average Exercise Price
Balance at March 31, 2003 (unaudited)	727,300	2,262,700	$1.64
Granted	—	—	$—
Exercised	—	—	$—
Canceled	71,500	(71,500)	$2.95

Balance at March 31, 2004	798,800	2,191,200	$1.60

A summary by exercise price for options outstanding and exercisable as of March 31, 2004, is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life	Number of Shares	Weighted- Average Exercise Price
$0.64 – $0.64	998,100	$0.64	1.00	926,996	$0.64
$2.00 – $2.99	796,000	$2.00	2.99	668,000	$2.00
$3.18 – $3.36	397,100	$3.19	1.96	297,825	$3.19

	2,191,200	$1.60	1.90	1,892,821	$1.52

Notes to Financial Statements (continued)

7. Related Party Transactions

The Company purchases a significant amount of raw material inventory products from CEL. Purchases of inventory products from CEL approximated $259,000 during the year ended March 31, 2004.

The Company also had an agreement with CEL that includes support services provided by CEL as follows: selling activities, warehouse and material handling, accounting, human resources, information technology and marketing communications. CEL support service charges totaled $334,000 during the year ended March 31, 2004 and are included in general and administrative expenses in the statement of operations.

In addition, the Company and CEL operate under a tax sharing agreement, whereby the Company is charged or refunded by CEL for its portion of any income taxes payable or any income tax benefit.

At March 31, 2004, net amounts owed to the Company by CEL totaled $285,000.

8. Employee Benefit Plan

The Company’s employees are allowed to participate in CEL’s 401(k) retirement plan, which allows eligible employees to make contributions from their respective salaries, subject to certain limitations. During fiscal 2004, the Company made matching contributions of approximately $71,000, based upon matching criteria in the 401(k) plan.

9. Income Taxes

For the year ended March 31, 2004, the Company had pretax book income of $265,000 and an income tax provision of $109,000. The income provision is related to several items, including, (1) income tax expense generated on the current year book income, and (2) permanent items disallowed.

The provision for (benefit from) income taxes is summarized as follows (in thousands):

Year Ended March 31, 2004
Current:
Federal	$(292)
State	$(44)

$(336)
Deferred:
Federal	$511
State	$(66)

$445

Total	$109

Notes to Financial Statements (continued)

Deferred income taxes reflect the net tax effect of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company’s deferred tax assets are as follows (in thousands):

March 31, 2004
Inventory reserves	$133
Other Accrued liabilities and reserves	$111
Other	$160

$404

The Company’s operating results are included in the consolidated federal income tax return of the Company’s parent, CEL, as of March 31, 2004. The Company provides for federal taxes in its financial statements as if it filed a separate return. The Company has not recorded a valuation allowance against its net deferred tax assets as it believes these deferred tax assets will more likely than not be realized as part of the CEL federal consolidated group for tax purposes. Current benefit has been taken for tax losses that will be surrendered to the consolidated CEL group.